UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

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☒	Preliminary Information Statement

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☐	Definitive Information Statement

EZFILL HOLDINGS, INC.

(Name of Registrant As Specified In Its Charter)

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NOTICE OF ACTION TAKEN PURSUANT TO

WRITTEN CONSENT OF STOCKHOLDERS

To the Shareholders of EzFill Holdings Inc.:

This Notice and the accompanying Information Statement are being furnished to the shareholders of EzFill Holdings, Inc., a Delaware corporation (the “Company”), in connection with action taken by Company’s Board of Directors (the “Board” or the “Board of Directors”) and by the holders of a majority of the issued and outstanding voting securities of the Company, approving, by written consent dated December 21, 2022, the following items:

1.	the authorization of the Company’s Board to effect a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at any time prior to December 21, 2023, by a ratio of no less than 1-for-5 and no more than 1-for-15, with the exact ratio to be determined by the Board in its sole discretion (the “Reverse Split”)

2.	an amendment to the Company’s Amended and Restated Articles of Incorporation to decrease the number of authorized shares of the Company’s preferred stock, $0.0001 par value per share (the “Preferred Stock”), from 50,000,000 shares to 5,000,000 (the “Preferred Share Decrease”) and the number of authorized shares of the Company’s Common Stock from 500,000,000 shares to 50,000,000 (the “Common Share Decrease,” and, together with the Preferred Share Decrease, the “Authorized Share Decrease”).

The actions to be taken pursuant Items 1 and 2 above shall be taken at such future date as determined by the Board of Directors, but in no event earlier than the 20th day after this Information Statement is mailed or furnished to the shareholders of record as of December 21, 2022.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

By order of our Board of Directors,

/s/ Michael McConnell
Michael McConnell
Chief Executive Officer and Director

Dated: January [_], 2023

INFORMATION STATEMENT

OF

EZFILL HOLDINGS, INC.

2999 NE 191st

Aventura, FL 33180

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS REQUIRED IN

CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

EzFill Holdings, Inc., a Delaware corporation (the “Company”), is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable Delaware law. No additional action will be undertaken by the Company with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents, and no dissenters’ rights under applicable Delaware law are afforded to the Company’s stockholders as a result of the adoption of these resolutions.

On December 21, 2022, our Board of Directors approved a resolution seeking stockholder approval regarding the authorization of the Company’s Board of Directors (the “Board” or the “Board of Directors”) to (i) effect a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at any time prior to December 21, 2023, in a ratio to be determined by the Board based on market conditions and the Company’s trading price at the time of such reverse split in the range of 1:5 to 1:15, whereby every 5-15 (such number of shares, the “Split Denominator”) shares of the authorized, issued and outstanding Common Stock shall be combined into one (1) share of authorized, issued and outstanding Common Stock (the “Reverse Stock Split”), and (ii) decrease the number of authorized shares of the Company’s preferred stock, $0.0001 par value per share (the “Preferred Stock”), from 50,000,000 shares to 5,000,000 (the “Preferred Share Decrease”) and the number of authorized shares of the Company’s Common Stock, from 500,000,000 shares to 50,000,000 (the “Common Share Decrease,” and, together with the Preferred Share Decrease, the “Authorized Share Decrease”). On the same day, the holders of a majority of the Company’s outstanding voting securities consented to the same. Our Board of Directors approved (i) the Reverse Stock Split because such a split may increase the market price of the Company’s Common Stock to meet the continued listing bid price of The Nasdaq Capital Market, and (ii) the Authorized Share Decrease because the Board wants to better align the Company’s capital structure.

Interests of Certain Persons in Matters Acted Upon

Other than as described above, and except in their capacity as shareholders (which interest does not differ from that of the other holders of Company’s Common Stock), none of our officers, directors, or any of their respective affiliates or associates has any interest in the matters being acted upon.

ACTION NO. 1

AUTHORIZATION OF THE REVERSE STOCK SPLIT

Purpose of the Reverse Stock Split

The Board authorized the Reverse Stock Split with the primary intent of increasing the per share trading price of our Common Stock, which is publicly traded and listed on the Nasdaq Capital Market under the symbol, “EZFL,” in order to regain compliance with the Minimum Bid Price Rule for continued listing. Accordingly, the Company believes that effecting the Reverse Stock Split would be in the Company’s and our stockholders’ best interests. The Reverse Stock Split will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment will be effective approximately (but not less than) 20 days after the definitive information statement is mailed to stockholders.

On May 20, 2022, the Company received the Notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company was not in compliance with the Minimum Bid Price Rule because the Company’s Common Stock failed to maintain a minimum closing bid price of $1.00 for 30 consecutive trading days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was afforded an initial period of 180 calendar days, or until November 16, 2022, to regain compliance with the Minimum Bid Price Rule. On November 17, 2022, the Company received a letter from the Staff informing it that although the Company’s common stock had not regained compliance with the minimum $1.00 bid price per share requirement, the Staff has determined that the Company is eligible for an additional 180 calendar day period, or until May 15, 2023, to regain compliance. The Staff’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

The closing price of shares of our Common Stock on [*], 2022, was $[*] per share, and as of [*], 2022, the 10-trading day average closing stock price of shares of our Common Stock was $[*] per share.   A higher price per share may allow the Company to continue to have its Common Stock listed on the Nasdaq Capital Market. The Company will be deemed to cure the Minimum Bid Price Rule deficiency if its stock price exceeds $1.00 per share and the price remains above that level for at least the 10 trading days following the effectiveness of the Reverse Stock Split.

The form of amendment to be filed with the Secretary of State of the State of Delaware to give effect to the Reverse Stock Split is set forth as Annex A to this information statement.

Principal Effects of the Reverse Stock Split

If the Company implements the Reverse Stock Split, we will amend our Articles of Incorporation by filing a Certificate of Amendment to Articles of Incorporation in substantially the form of Appendix A (the “Certificate of Amendment”) with the Delaware Secretary of State, which will result in the number of shares of the Common Stock held by each stockholder being reduced to a number of shares determined by dividing the number of shares held immediately before the Reverse Stock Split by the Split Denominator, and then rounding up to the nearest whole share. The Reverse Stock Split would not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share. Pursuant to the Delaware General Corporation Law (“DGCL”), the Reverse Stock Split only impacts outstanding shares and not authorized shares unless the Certificate of Amendment by its terms also decreases the authorized shares.

Corporate Matters. The Reverse Stock Split would have the following effects on the number of shares of Common Stock outstanding as of December 21, 2021:

●	in a 1-for-5 reverse stock split, every 5 shares owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 26,630,829 shares to 5,326,166 shares

●	in a 1-for-10 reverse stock split, every 10 shares owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 26,630,829 shares to 2,663,083 shares

●	in a 1-for-15 reverse stock split, every 15 shares owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 26,630,829 shares to 1,775,389 shares.

The Reverse Stock Split will be effected simultaneously for all of our outstanding Common Stock and the exchange ratio of the Reverse Stock Split and Split Denominator will be the same for all of our outstanding Common Stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. As described below, stockholders and holders of options holding fractional shares will have their shares rounded up to the nearest whole number. Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Effect on Market Price of our Common Stock. The immediate effect of the Reverse Stock Split would be to reduce the number of shares of the outstanding Common Stock and to possibly increase the trading price of such Common Stock. However, the effect of any effected Reverse Stock Split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of the Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Stock Split or remain at an increased level for any period. The trading price of the Common Stock may change due to a variety of other factors, including clinical trial results, other factors related to business and general market conditions.

Dilution. You may also experience future potential substantial dilution of your percentage of ownership of the equity in the Company as a result of this Reverse Stock Split. While the Reverse Stock Split itself does not result in dilution (except with respect to the round up of fractional shares as discussed below), it makes available a substantial number of shares for future transactions by the Company, the consummation of which could result in substantial dilution.

Fractional Shares. No scrip or fractional share certificates will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio of the Reverse Stock Split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

Options and Warrants. Holders of options and warrants to purchase shares of Common Stock, who upon exercise of their options or warrants would otherwise be entitled to receive fractional shares because they hold options or warrants which upon exercise would result in a number of shares of Common Stock not evenly divisible by the exchange ratio of the Reverse Stock Split, will receive a number of shares of Common Stock rounded up to the nearest whole number.

Authorized Shares. The Company is currently authorized to issue 50,000,000 shares of Preferred Stock and 500,000,000 shares of Common Stock. Upon effectiveness of the Reverse Stock Split and Authorized Share Decrease, the number of authorized shares of Preferred Stock and Common Stock will be 5,000,000, and 50,000,000,   respectively, although the number of shares of Common Stock issued and outstanding will decrease. The issuance in the future of additional shares of our Common Stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of our Preferred Stock and Common Stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in future financings or otherwise. If we issue additional shares, the ownership interest of holders of our Preferred Stock and Common Stock would be diluted.

The additional shares of Common Stock that would become available for issuance if the Reverse Stock Split is implemented could also be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. The Board has no plans to use any of the additional shares of Common Stock that would become available following the approval of the Reverse Stock Split, if any, for any such purposes.

Accounting Matters. The par value per share of the Common Stock would remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares. If the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse Stock Split. Each share of Common Stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable. The Reverse Stock Split would result in some stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

No Appraisal Rights. Under the DGCL, stockholders are not entitled to appraisal rights with respect to the proposed Reverse Stock Split and amendment to our articles of incorporation.

United States Federal Income Tax Consequences of the Reverse Stock Split. The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). It does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities. The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares held by the stockholder prior to the Reverse Stock Split (“Old Shares”) were, and the shares owned by the stockholders immediately after the Reverse Stock Split (“New Shares”) will be, owned as “capital assets,” as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. The discussion below regarding the U.S. federal income tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder is urged to consult with his or her own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange (or deemed exchange) of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis (and the holding period) of the New Shares received in the Reverse Stock Split should be the same as such stockholder’s aggregate tax basis (and holding period) in the Old Shares being exchanged. Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times. Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

Potential Anti-Takeover Effect Of Certain Provisions. Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. By increasing the number of shares available to authorize and issue, the Company has caused a potential anti-takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the Company stock and to expend additional resources to accomplish such a measure.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

The Reverse Stock Split will become effective at such future date as determined by the Board, as evidenced by the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware (which we refer to as the “Effective Time”), but in no event earlier than the 20th calendar day after this Information Statement is mailed or furnished to the stockholders of record as of December 21, 2022, or later than December 21, 2023. Moreover, although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed effective date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company. No further action on the part of stockholders would be required to either effect or abandon the Reverse Stock Split.

The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the DGCL and as the Board deems necessary and advisable to effect the Reverse Stock Split. If the Board elects to implement the Reverse Stock Split, the number of issued and outstanding shares of the Common Stock would be reduced in accordance with the Exchange Ratio of the Reverse Stock Split. The number of authorized shares of the Common Stock would remain unchanged.

As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Stock Split has been effected. As of the Effective Time of the Reverse Stock Split, each certificate representing shares of the Common Stock before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the Common Stock resulting from the Reverse Stock Split, except that holders of un-exchanged shares would not be entitled to receive any dividends or other distributions payable by us after the Effective Time until they surrender their old stock certificates for exchange. All shares, underlying options and other securities would also be automatically adjusted at the Effective Time.

If the Company elects to exchange stock certificates, the Company expects that its transfer agent, Worldwide Stock Transfer, will act as exchange agent for purposes of implementing the exchange of stock certificates. In such event, as soon as practicable after the Effective Time, stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until such stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split, rounded up to the nearest whole share.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

ACTION NO. 2

AUTHORIZATION OF AUTHORIZED SHARE DECREASE

Purposes of the Authorized Share Decrease

The Board of Directors believes that we will need fewer authorized shares of Common Stock to meet our projected capital stock needs for capital-raising transactions, issuance of equity-based compensation and, to the extent opportunities may arise in the future, strategic transactions that may involve our issuance of stock-based consideration.

In the event that we need to increase our authorized shares of Common Stock in the future, we may, subject to stockholder approval, seek to amend the Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock.

The Board of Directors believes that the Authorized Share Decrease will appropriately balance the needs for available shares for capital raising, strategic transactions, and equity incentive awards with the desire to avoid having an unreasonably high number of authorized shares.. The Board of Directors believes that the number of remaining available shares is appropriate to provide for our long-term needs and is in line with most similarly situated companies.

Effect of the Share Decrease

Once we file the amendment for the Authorized Share Decrease, it will have the immediate effect of reducing the total amount of authorized Preferred Stock and Common Stock. No shares of Preferred Stock are issued and outstanding; 26,630,829 shares of Common Stock are issued and outstanding as of December 21, 2022. Unlike the Reverse Stock Split, it will have no impact on the number of shares of Common Stock you own.

No Dissenters’ Rights

Under the DGCL, the Company’s stockholders are not entitled to dissenters’ rights with respect to the decrease in authorized shares, and the Company will not independently provide stockholders with any such right.

Procedure for Effecting the Authorized Share Decrease

The Authorized Share Decrease will become effective at such future date as determined by the Board, as evidenced by the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, but in no event earlier than the 20th calendar day after this Information Statement is mailed or furnished to the stockholders of record as of December 21, 2022. Moreover, although the Authorized Share Decrease has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Authorized Share Decrease prior to the proposed effective date if it determines that abandoning the Authorized Share Decrease is in the best interests of the Company. No further action on the part of stockholders would be required to either effect or abandon the Authorized Share Decrease.

The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the DGCL and as the Board deems necessary and advisable to effect the Share Decrease. If the Board elects to implement the Authorized Share Decrease, the number of authorized shares of Preferred Stock would be reduced from 50,000,000 to 5,000,000, and the number of authorized shares of Common Stock would be reduced from 500,000,000 to 50,000,000. The number of issued and outstanding shares of Preferred Stock, which is 0, would remain unchanged.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth, as of December 21, 2022, information concerning ownership of our securities by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of more than five percent of each class. That table is based on 26,630,829 issued and outstanding shares as of December 21, 2022.

The number and percentage of shares beneficially owned includes any shares as to which the named person has sole or shared voting power  or investment power and any shares that the named person has the right to acquire within 60 days.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned(7)	Percentage(2)
Beneficial Owners of more than 5%:
The Farkas Group, Inc (3)	3,378,675	12.7%
SIF Energy LLC (3)	3,096,532	11.6%
Balance Labs, Inc. (3)	531,539	2.0%
Jacob Sod (4)	6,287,527	23.6%
Executive Officers and Directors:
Jack Levine, Director (5)	259,813	1.0%
Allen Weiss, Non-Executive Chairman and Director	55,948	*
Mark Lev, Director	33,763	*
Luis Reyes, Director	33,763	*
Cheryl Hanrehan, Director	174,845	*
Michael McConnell, CEO and Director	138,886	*
Richard Dery, Former CCO and Director (6)	341,074	*
Arthur Levine, CFO	90,878	*
All Officers and Directors as a Group (8 persons)	1,128,970	4.2%

*Less than 1%

(1)	The address of each of the officers and directors is c/o 2999 NE 191st Street, Suite 500, Aventura, FL 33180; the address of Michael D. Farkas is 1221 Brickell Avenue, Ste. 900, Miami, FL 33131; the address for Jacob Sod is 14 Wall Street, Suite 2064, New York, New York 10005.

(2)	The calculation in this column is based upon 26,630,829 shares of common stock outstanding on December 21, 2022. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the subject securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 21, 2022 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(3)	Michael D. Farkas has voting and investment control of the shares of common stock held by the Farkas Group, Inc., SIF Energy LLC and Balance Labs, Inc.

(4)	The shares of common stock are held by LH MA 2 LLC; and Crestview 360 Holdings, LLC. Jacob Sod has voting and investment control of the shares of common stock held by these entities.

(5)	Jack Levine holds 186,010 shares through an entity Cameo Life Sciences Investments, LLC

(6)	Richard Dery owns 20% of Fuel Butler, LLC, which holds 786,556 shares of the Company’s stock. Includes 54,563 shares and 102,627 stock options that vested on December 21, 2022 pursuant to Mr. Dery’s Separation Agreement and General Release.

(7)	Includes 22,321 shares and 125,951 stock options that vested on February 4, 2022 pursuant to Ms. Hanrehan’s Separation Agreement and Release. Includes 29,762 and 22,321 shares and 55,978 and 41,984 stock options, respectively, granted to Messrs. McConnell and A. Levine that will vest on January 20, 2023 under the 2020 Equity Incentive Plan. Does not include 266,014, 127,687, 127,687, 127,687, and 127,687 shares granted to Messrs. Weiss, J. Levine, Reyes, Lev and Ms. Hanrehan, respectively, under the 2020 Equity Incentive Plan that will vest at the next annual shareholder meeting.

VOTE OBTAINED — DELAWARE LAW

Section 228 of the DGCL generally provides that any action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent thereto is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to Section 242 of the DGCL, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend the Company’s Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Decrease. In order to eliminate the costs and management time involved in obtaining proxies and to effect the above action as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and successfully obtained, written consent of the Majority Holders. As of December 21, 2022, there were 26,630,829 shares of Common Stock of the Company issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held by such holder. On December 21, , 2022, stockholders holding in the aggregate 13,766,133 shares of Common Stock or approximately 51.7% of the Common Stock outstanding on such date, approved the Reverse Stock Split and the Authorized Share Decrease.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly and without charge, upon written or oral request, a separate copy of the information statement to a security holder at a shared address to which a single copy of the documents was delivered. Security holders sharing an address and receiving a single copy may send a request to receive separate information statements to the Company at the following address: EzFill, Inc., 2999 NE 191st Street, Suite 500, Aventura, FL 33180, Tel: (305) 791-1169.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, may be accessed free of charge through our website, as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. Also, our Code of Conduct, as well as the Charters for our Audit, Compensation and Corporate Governance and Nominating Committees are available on our website and amendments to, or waivers of, the Code of Conduct will be disclosed on our website. The address of our website is www.ezfl.com; however, the information found on our website is not part of this proxy statement.

Our common stock is traded on the Nasdaq Capital Market under the symbol EZFL.

Our transfer agent is Worldwide Stock Transfer. Their address is One University Plaza, Suite 505, Hackensack, NJ 07601.

You may request copies of documents we have filed with the SEC, as well as copies of documents that appear on our website, from us, without charge, upon written or oral request to: EzFill, Inc., 2999 NE 191st Street, Suite 500, Aventura, FL 33180, Attn: Corporate Secretary, Tel: (305) 791-1169.

INCORPORATION BY REFERENCE

Statements contained in this information statement, or in any document incorporated in this information statement by reference regarding the contents of other documents, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this information statement certain documents we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement, and later information that we file with the SEC, prior to the effective date of the actions set forth herein, will automatically update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date of the actions set forth herein. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as information or proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934). Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this information statement.

Company Filings:	Periods:

Annual Report on Form 10-K	Year ended December 31, 2021, filed on March 9, 2022

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2022, filed on May 13, 2022; June 30, 2022, filed on August 12, 2022; and September 30, 2022, filed November 14, 2022

Current Reports on Form 8-K	Filed on January 18, 2022; January 26, 2022; February 3, 2022; March 3, 2022; March 3, 2022; March 15, 2022; May 13, 2022; May 20, 2022; June 3, 2022; June 7, 2022; August 12, 2022; November 8, 2022; November 18, 2022; December 15, 2022, and December 22, 2022

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described above in “Where You Can Find More Information.”

You should rely only on information contained in or incorporated by reference in this information statement. No persons have been authorized to give any information or to make any representations other than those contained in this information statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS INFORMATION STATEMENT IS DATED [_], 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

This Information Statement is first being mailed or furnished to stockholders on or about [ ], 2023. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.

By Order of the Board of Directors

[_], 2023

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EZFILL HOLDINGS, INC.

Michael McConnell hereby certifies that:

1. He is the Chief Executive Officer, Principal Officer and a Member of the Board of Directors of EzFill Holdings, Inc. (the “Corporation”), a Delaware Corporation

2. Article IV of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 55,000,000 shares. 50,000,000 shares shall be Common Stock, each having a par value of $0.0001. 5,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.”

“B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions, thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.”

“C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).”

Upon the effectiveness (the “Effective Time”) of the Corporation’s Amended and Restated Certificate of Incorporation, each [*] shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

For avoidance of doubt, the Reverse Stock Split shall also apply to the amount of shares of the Company’s common stock issuable upon conversion or exercise of any derivative securities, including options, warrants, and convertible debt or equity.

Simultaneously with the Reverse Stock Split, the total number of shares of capital stock which this Corporation shall have the authority to issue shall be reduced from (i) 500,000,000 shares of Common Stock to 50,000,000 shares of Common Stock and (ii) 50,000,000 shares of Preferred Stock to 5,000,000 shares of Preferred Stock (the “Authorized Share Decrease”).

3. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth the foregoing amendment to the Amended and Restated Certificate of Incorporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation

4. That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.

5. The aforesaid amendment to the Certificate of Incorporation will take effect on the [*] day of [*], 2023, at 12:01 AM Eastern Standard Time.

6. The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

EZFILL HOLDINGS, INC

By:

Name:	Michael J. McConnell

Title:	Chief Executive Officer